CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 Conquest Petroleum Incorporated

 We hereby consent to this inclusion in this Registration Statement on Form S-1, of our reports dated April 15, 2009, of Conquest Petroleum Incorporated relating to the financial statements as of December 31, 2008, and December 31, 2007, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC

 Houston, Texas

 October 6, 2009